EXHIBIT 23.1


                CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-31037, 333-74230, 333-93095, and 333-102048) and the
Registration Statements (Form S-3 Nos. 333-49432, 333-74578 and 333-85530) of RF Micro Devices, Inc. and subsidiaries of our report dated March 8, 2002 (except for Note 9 as to which the date is June 17, 2002) with respect to the consolidated financial statements of Resonext Communications, Inc. as of and for the years ended December 31, 2000 and 2001 and the period from November 24, 1999 (inception) through December 31, 2001, included in the Current Report on Form 8-K/A of RF Micro Devices, Inc. filed with the Securities and Exchange Commission on February 11, 2003.

                                                           /s/ERNST & YOUNG, LLP


San Jose, California
February 10, 2003